# KV Mechanical Construction & Restoration Co. Inc.
275A Park Avenue
East Hartford, CT 06108
860-52-9187

## LOAN AGREEMENT BETWEEN CORPORATE BORROW AND LENDER

This Loan Agreement ("Agreement") is made this 7th day of January, 2008, between KV Mechanical Construction and Restoration Company, Inc. ("Lender"), with its principal office address located at 275A Park Avenue, East Hartford, CT 06108, and CytoGenix, Inc., a Nevada corporation ("Borrow"), with its principal office address located at 3100 Wilcrest Drive, Houston, TX 77042.

In consideration of the loan agreed to be made and the other covenants and agreements made by this Agreement, and for other good and valuable consideration the receipt and sufficiency of all of which are acknowledge, the parties agree as follows:

**1. Purpose of Agreement.** The purpose of this agreement is to establish the terms upon which Lender will make a loan to Borrower.

**2. Loan and Repayment.**
(a) Lender agrees to make a loan to Borrower (the "Loan") within three (3) business days of execution of this Agreement, in the principal amount of **Three Hundred Thousand US dollars ($300,000.00)** ("Principal"). Subject to the following condition.

(i) The proceeds of the Loan shall be used to fund the financing of Borrower's new Corporate facility.

(b) Borrower agrees to repay the loan and any accrued interest, as set out below, within ten (10) business days of Closing on the new facility defined as when Borrower takes full title and possession of the new Corporate facility, unless otherwise agreed in writing by the parties.

(i) Borrower shall repay the entire amount of the Principal plus accrued interest at a rate 24% per year (based on 365 days year), or **Six Thousand US dollars ($6000.00)** per month, commencing on the date of completed transfer of funds from Lender to Borrower.

(ii) Repayment may be in the form of restricted common stock of borrower, cash or a combination thereof, which combination shall be determined by mutual consent but not less than 12 cents per share or the average cost of closing price of the past five business days. less MS

**3. Representations.** To induce Lender to enter into this Agreement, Borrower makes the following representations and warranties on which it agrees Lender is entitled to rely:

(a) Borrower is duly organized, validly existing and in good standing under the laws of the state of Nevada.

(b) The execution, delivery and performance of this Agreement is within the Borrower's corporate powers and has been duly authorized.

© This Agreement has been properly executed on behalf of Borrower and, upon execution by Lender, this Agreement will be the valid and binging obligation of Borrower, fully enforceable

against Borrower in accordance with its respective terms, except as may be limited by bankruptcy and the laws of creditors' rights generally.

(d) Borrower has obtained all consents, approvals or authorizations necessary with respect to the execution and delivery of this Agreement and the undertaking or performance of any obligation under this Agreement.

**4. Covenants of Borrower.** While this Agreement continues if effect, and while any sum payable under the terms of the Loan Documents is outstanding, Borrower covenants and warrants to Lender that it will, unless the prior written consent of the Lender to do otherwise is obtained,

(a) Comply with the requirements of all applicable laws, rules, regulation, rulings and orders of any governmental or judicial authority, noncompliance with which would have a material adverse effect upon Borrowers business.

(b) Not see, transfer, lease or otherwise dispose of all or any material part of its assets, except in the ordinary course of its business.

© Not declare or pay any dividends upon its outstanding shares, make any loans to directors, officers, stockholders or employees; make, or enter into any agreement under which Borrower would be bound to make, any purchase, redemption, retirement or other acquisition for value of any of its outstanding shares, except for distributions incident to the redemption of stock made pursuant to existing redemption agreements.

**5. Miscellaneous.** The paragraph headings of this Agreement are for convenience only, and shall not limit or otherwise affect any of the terms. Neither this Agreement nor any term, condition, covenant or agreement of it may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement shall be governed by the laws of the state of Texas and shall be binding upon the successors and assigns of Lender . All covenants, agreements, representations and warranties made by Borrower shall survive the making of the Loan and the execution and delivery of the Note, an shall continue in full force and effect until all of the obligations arising in connection with the Loan are repaid.

In witness, the parties executed this Agreement on behalf of each of the parties by their respective duly authorized officers and subscribed on the day written above.

**BORROWER**
CytoGenix, Inc.

Malcolm Skolnick
Malcolm Skolnick
President and CEO
Date 7 I 08

**LENDER**
KV Mechanical Construction & Restoration Company, Inc.

Roland L Violette VP
Roland L. Violette
Vice President
Date 1/7/08

CytoGenix, Inc.

CYGX

January 7, 2008

Mr. Roland Violette
KV Mechanical Construction & Restoration Co. Inc.
275 A Park Avenue
East Hartford, CT 06108

RE: Loan Agreement between Corporate Borrower and Lender

Dear Mr. Violette,

This letter is to confirm that with regard to paragraph 2. (b) (ii) of above referenced Loan Agreement executed on January 7, 2008, the average closing price of CytoGenix, Inc. common stock over the past five business days is $0.125.

Sincerely,

Malcolm Skolnick

Malcolm Skolnick
President and CEO